Exhibit 10.39

September 7, 2005

Mr. Steven E. Buller

879 Valley Road

New Canaan, CT 06840

Dear Steve:

Congratulations! This will confirm our offer to you to join BlackRock as a Managing Director and Chief Financial Officer. You will also be a member of our Management Committee.

You will have a 24-month compensation commitment, structured as follows:

1.	Your base salary will be paid at the rate of $260,000 (pro-rated for time actually worked).
2.	In addition, you will be paid a bonus for 2005, calculated by multiplying $1,490,000 by the number of weeks you work in 2005 and dividing by 52.
3.	Your 2006 bonus will be no less than $1,490,000.
4.	Your bonus for 2007 will be calculated by multiplying $1,490,000 by the result of 104 weeks minus the number of weeks worked from your date of hire to January 1, 2007 and dividing by 52.

For the remainder of 2007 and beyond, you will receive a discretionary bonus based on your performance and the performance of the firm.

Any bonus will be paid in conjunction with BlackRock’s annual schedule for bonus payments, which we anticipate to be early in the following year (e.g. February 2006 for the 2005 compensation year). The bonuses described in 2., 3., and 4. above are contingent upon your continued employment with BlackRock at the time of payment and are subject to all applicable tax withholding. However, in the event of the involuntary termination of your employment by BlackRock for any reason other than for Cause or your death or disability prior to the date on which your bonuses are paid for the applicable fiscal year, you will be entitled, subject to signing an agreement and release, to the bonus amounts described in 2., 3. and 4. above to the extent not already paid, provided that such bonus amounts will be offset by any compensation and benefits you receive from any other employment or consulting work (including self employment) prior to the second anniversary of your date of hire. Furthermore, in the event of your death or disability during 2005, 2006 or 2007, you will be entitled to the applicable bonus amount for such year as set forth in 2., 3. and 4. above, to the extent not already paid, pro-rated for the period from the beginning of the applicable calendar year through the date of your death or disability.

Page 2 Mr. Steven E. Buller

For purposes of this letter, “Cause” will mean the occurrence or existence of any of the following: (i) a material breach by you of written policies of BlackRock or an affiliate thereof required by law or established to maintain compliance with applicable law; (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against BlackRock or an affiliate thereof or any client of BlackRock or an affiliate thereof; (iii) your conviction (including a plea of nolo contendere) for the commission of a felony that could, in BlackRock’s reasonable judgment, impair your ability to perform your duties hereunder or adversely affect BlackRock’s or any of its affiliates’ business or reputation; or (iv) entry of any order against you by any governmental body having regulatory authority with respect to BlackRock’s business, which order relates to or arises out of your employment relationship with BlackRock. The determination as to whether Cause exists will be made by BlackRock’s Chief Executive Officer.

Bonus payments may be subject to partial deferral under the terms of BlackRock’s Involuntary Deferred Compensation Plan as determined by the Management Committee and the Compensation Committee of BlackRock’s Board of Directors from time to time. You will also be eligible for any other deferral program or long term incentive plan that may be approved by the Compensation Committee of the Board of Directors for which other employees similarly situated are eligible.

In addition, you will receive a signing bonus calculated by multiplying $31,333 by the number of full and partial months between June 30, 2005 and your start date. This payment reflects the loss of K-1 income for that period and will be made in cash, net of applicable tax withholding, on the first available payroll following your start date.

In addition, subject to approval by the Compensation Committee of BlackRock’s Board of Directors, you will be granted restricted shares of BlackRock Class A common stock with value equal to $3,000,000. The number of shares to be awarded will be determined based on the average of the high and low price of stock on your date of hire. Subject to the terms of your restricted stock award agreement, this award will vest as follows:

A)	thirty four percent of the shares on the third anniversary of your date of hire, plus
B)	twenty two percent of the shares on each of the third, fourth and fifth anniversaries of your date of hire,

provided that you will vest 100% in this award if an “Acceleration Event” occurs pursuant to the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan. An award agreement governing the terms of this restricted stock award will be provided to you upon approval, a draft of which is attached to this letter.

In addition, BlackRock will cover any legal expenses you have incurred in connection with your joining the company up to $4,000, with appropriate documentation of the expense.

Finally, in recognition of your loss of pension income as a result of your move, the firm will provide a lump-sum cash payment on the first available payroll following your start date representing the present value of $2,205 per month for your life and 10 years certain beginning at age 58. The lump-sum payment will be in the amount of $316,548, net of applicable tax withholding, provided, however, that in the event of your voluntary termination of employment, you agree to repay part of all of the gross payment as follows:

Page 3 Mr. Steven E. Buller

1)	100% if your termination date is prior to the first anniversary of your date of hire,
2)	66.6% if your termination date is following the first anniversary but prior to the second anniversary of your date of hire, or
3)	33.3% if your termination date is following the second anniversary but prior to the third anniversary of your date of hire.

The purpose of this letter is to define your compensation at BlackRock. At all times you will be considered an employee-at-will.

You will be eligible to participate in our employee benefits program and in current and future compensation programs applicable to similarly situated employees. Your medical and dental insurance coverage will begin on the first of the month following your date of hire. Enclosed is a benefits summary, and if you need additional information, please contact Susan Mink at (212) 810-3140.

In the event that any one or more of the terms and conditions set forth in this letter is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. The terms contained in this letter apply to and bind BlackRock, its successors and assigns. The validity and construction of this letter shall be governed by the laws of the State of New York (excluding any conflict of law, rule or principle of New York law that might refer the governance, construction or interpretation of this letter to the laws of another state).

Page 4 Mr. Steven E. Buller

Please acknowledge your acceptance of this offer by signing and returning the attached duplicate copy of this letter. Also, please complete the enclosed forms and return them with your signed letter in the self-addressed envelope.

We look forward to your joining us!

Sincerely,

/s/ LAURENCE D. FINK	/s/ STEVEN E. BULLER
Laurence D. Fink Chairman & Chief Executive Officer	Agreed & Accepted September 7, 2005 Date